Exhibit 99.1

The Clorox Company News Release

Robert Matschullat to Serve as Clorox’s Interim Chairman and Interim CEO
OAKLAND, Calif., March 7, 2006 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced that Chairman and Chief Executive Officer Gerald E. “Jerry” Johnston, 58, remains hospitalized after suffering a heart attack on March 1. As part of its succession planning, the company maintains a contingency plan in the event the CEO is temporarily incapacitated. In accordance with that plan, Robert W. “Bob” Matschullat, presiding director of the company’s board of directors, will temporarily serve as the company’s interim chairman and interim chief executive officer while Johnston is recovering.
“We continue to send our best wishes and strong support to Jerry and his family,” Matschullat said. “The board of directors has tremendous confidence in Clorox’s management team and the executive committee’s ability to effectively run the business with the board’s support during this interim period. The company is executing against a set of well-established strategies and operating plans. Everyone at Clorox remains committed to continue driving the business in Jerry’s absence.”
In compliance with NYSE rules and the company’s corporate governance guidelines, during this interim period, board member Gary G. Michael will serve as the interim presiding director of the company’s board of directors, and board member Daniel Boggan, Jr., will serve as interim chairman of the nominating and governance committee of the board.
Matschullat, 58, was previously elected presiding director of The Clorox Company, effective Jan. 19, 2005. A director since 1999, he was previously elected chairman of the board in January 2004, and served in that role until January 2005 when Jerry Johnston was elected chairman. Matschullat was the vice chairman and chief financial officer of The Seagram Company Ltd. until he retired from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd., in 1995, he served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and a member of the Morgan Stanley Group board of directors.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.3 million to nonprofit organizations, schools and colleges; and in fiscal year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above are forward-looking statements based on management’s estimates, assumptions and projections. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations include risks relating to the company’s strategy and business operations, among others, and are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, as updated from time to time in the company’s SEC filings.

The company’s forward-looking statements in this document are and will be based on then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
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Kathryn Caulfield (510) 271-7209
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